Sentinel Group Funds, Inc. Power of Attorney June 4, 2009

The undersigned directors of Sentinel Group Funds, Inc. each hereby authorize Christian W.
Thwaites, John Birch, and Lisa F. Muller, or any one of them, as attorney-in-fact, to sign on his or her behalf any amendments to the Registration Statement on Form N-1A (File No. 2-10685)
filed for Sentinel Group Funds, Inc. for or on behalf of Sentinel Group Funds, Inc. or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and
Exchange Commission.

/s/ Thomas H. MacLeay	/s/ Deborah G. Miller	/s/ John Raisian
Thomas H. MacLeay	Deborah G. Miller	John Raisian

/s/ Nancy L. Rose	/s/ Richard H. Showalter	/s/ Susan M. Sterne
Nancy L. Rose	Richard H. Showalter	Susan M. Sterne

/s/ Christian W. Thwaites	/s/ Angela E. Vallot	/s/ Patanjali Varadarajan
Christian W. Thwaites	Angela E. Vallot	Patanjali Varadarajan